Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Rule/Requirement Reference:	Section 204A-1 under the Investment Advisers Act of 1940, as amended and Rule 17j-1 under the Investment Company Act of 1940, as amended
Owner Responsibility:	All departments
Oversight Responsibility:	Board of Managers

10.01 - Overview

This code of ethics (“Code”) has been adopted by Altair Advisers LLC (“Altair”) in compliance with Section 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). Unless otherwise defined, terms that are capitalized in this Code have the meanings set forth in section 10.26.

This Code applies to all "Access Persons" which includes any of the following persons in connection with their duties to Altair’s clients (“Clients”) or to Altair: (1) officers; (2) employees; (3) interns; and (4) any other persons in a control relationship who obtains information concerning the recommendations made to a Client with respect to the purchase and/or sale of Securities by a Client.

This Code is based on the principle that Access Persons have a duty to place the interests of Clients ahead of their own interests. Access Persons must act with integrity and good faith at all times, but particularly when their personal interests may conflict with the interests of Clients. As such, Access Persons must:

•	Place the interests of Clients first;
•	Not take inappropriate advantage of their positions with Altair; and
•	Conduct all personal Securities Transactions in full compliance with this Code.

Receipt of this Code satisfies Altair’s obligation to notify Access Persons of their reporting obligations under the 1940 Act.

Access Persons must promptly report any violation of this Code to a member of Altair’s Compliance Department (“Compliance”).

Access Persons should direct any questions with respect to the Code to Compliance at compliance@altairadvisers.com

A.       Professional Conduct

Policy/Practices	Employee Implementation Commentary
10.02 - Standards of Conduct
Access Persons, in connection with the purchase or sale, either directly or indirectly, of a Security held or to be acquired by a Client must not:	Following the standards of conduct in this Code is a critical expectation, and is consistent with Altair’s culture that we at all times deal with Clients honestly, openly and in good faith.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary

1.   Make any oral or written statements, including those made to Clients, prospective clients, or their representatives that are inaccurate or misleading in any way;

2.   Defraud any Client in any manner;

3.   Do anything that would have the effect of defrauding or deceiving any Client;

4.   Falsify a material fact to any Client;

5.   Omit to state a material fact to any Client in any communication if the fact is necessary to ensure that such communication is not misleading in light of the circumstances;

6.   Engage in any manipulative practice with respect to any Client; or

7.   Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any Client.

Further, Access Persons must, at all times, comply with applicable laws, including relevant federal and state securities laws and regulations and stock exchange rules.

10.03 - Conflicts of Interest

A. Avoid Conflicts of Interest When Possible

Access Persons should seek to avoid any activity that might detract from or conflict with any Clients’ or Altair's interests. An actual or potential conflict of interest occurs when an Access Person is in a position to influence a decision that may result in a personal gain for the Access Person or his or her Immediate Family as a result of Altair's or a Clients’ business dealings.

B. Report Conflicts of Interest

Access Persons must report any conflicts of interest or potential conflicts of interest promptly upon becoming aware of such to Compliance. Compliance will review details of any actual or potential conflicts of interest and (1) instruct Access Persons to avoid the identified activities; or (2) obtain reasonable assurance that the necessary disclosures are made (if any) and appropriate controls instituted.

It is your responsibility to identify and inform Compliance of any actual or potential conflicts of interest, both in connection with Compliance’s periodic requests and throughout the year.

Please see the Employee Handbook for additional information covering Altair’s expectation that employees avoid all conflicts between their personal interests and those of Altair and/or clients.

Examples of conflicts to report may include:

•    Strong personal (not born from your work at Altair) or familial relationships with individuals or companies with whom Altair does business, including clients; and

•    A client or Altair vendor provides an extravagant gift to an Altair employee (such as a ski trip or tickets to the Super Bowl).

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary

Although it is impossible to present a complete list of actions or interests that present or may present a conflict of interest, this policy is intended to provide general direction concerning the expectations and requirements with respect to an Access Person’s conduct.

10.04 - Personal Gain

An Access Person must disqualify himself or herself from exerting influence in any business transaction where the Access Person’s personal interests may compete with the best interests of any Client or Altair (or any of their affiliates) or where the Access Person may gain any benefit at any Clients’ or Altair's (or their affiliates) injury or expense.

In connection with your role with Altair, you must always place the interests of Clients above your own interests. Again, this is consistent with Altair’s culture and core expectations when working with clients.
10.05 - Records and Confidential Information

Proprietary and/or confidential information about Clients and Altair are valuable company assets. Altair takes care to ensure that such information is maintained and handled in a manner that is safe, private and accessible only to authorized users.

Access Persons are obligated to protect the confidentiality of Clients’, Altair's, and their affiliates’ confidential information which includes investment analyses; nonpublic trading records; performance and identity of specific investments; the identity of current and prospective investors and Clients; internal financial and operating records, policies and procedures; marketing practices; and investor relations techniques and practices. Proprietary and/or confidential information or materials of Altair or its affiliates are solely for the use of Altair or its affiliates, as applicable, and are not to be used for personal purposes.

When using proprietary and/or confidential information in your possession, ensure that:

•     Such information is not available to any unauthorized persons;

•     You do not discuss it with any unauthorized persons; and

•   You take all reasonable precautions to ensure that access to the information continues to be restricted after use.

Questions regarding the handling of Clients’, Altair’s or their affiliates’ information should be brought to Compliance.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary

Access Persons are required to sign a non-disclosure agreement in which they agree to protect and not to disclose any confidential and/or proprietary information imparted to or learned by them related to Altair or to Clients.

10.06 - Outside Employment, Business Activities and Directorships

As described in the Employee Handbook, Access Persons are prohibited from undertaking additional or outside employment, including self-employment, business ventures and employment with other companies. Any exceptions to this prohibition must be pre-approved in writing by the Chief Compliance Officer (“CCO”).

Any service as a director or trustee of governmental, commercial or not-for-profit organizations must also be pre-approved in writing by the CCO.

Engaging in outside for-profit work is generally prohibited, as described in the Employee Handbook.

Err on the side of caution, and request approval from Compliance for any outside activity, including any board activity. It is important for Altair to ascertain whether any outside business activities present a conflict with Altair’s business. As an extreme example, an employee selling insurance products on the side would be viewed as a conflict to Altair’s core business and therefore would be not permitted.

10.07 - Gifts and Entertainment

A. Accepting Gifts and Benefits

On occasion, because of their association with Altair, Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons or entities.

Employees may not accept any gift, favor, gratuity or invitation offered by any broker, Client, Approved Company, supplier, or other person or organization with whom Altair has a business relationship, except those extended as a customary courtesy. Any such courtesy, gift or benefit received by Access Persons:

The purpose of this policy is to minimize potential conflicts that may arise by giving or accepting gifts. However, it is not intended to stop Altair from conducting business with clients, vendors or other investment managers used by Altair. Therefore, customary business entertainment events are permitted, so long as the individual hosting attends the event and you believe attending the event improves Altair’s business relationship with the other party or furthers Altair’s general business standing.

You are advised to err on the side of caution, and ask Compliance if you have questions regarding this policy or what represents a gift or acceptable entertainment. Bear in mind events should be valued at the market value and not the face value. For example, tickets to the Masters Golf Tournament are worth far more than the face value of the ticket.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary

•     Must not be extraordinary or extravagant;

•     Must be of nominal value (i.e., under $250 cumulative from each source per year); and

•     Must not be in the form of cash, cash equivalents or negotiable instruments.

B. Soliciting Gifts or Benefits

Access Persons may not solicit gifts, benefits or gratuities at any time.

C. Giving Gifts

Access Persons may not give any gift with a value in excess of $250 per year to persons associated with any broker, Client, Approved Company, supplier, or other person or organization with which Altair has a business relationship.

D. Entertainment

Business meals and entertainment (e.g., sporting events) are not subject to the $250 limit on gifts and may be accepted if:

1.    The entertainment is appropriate and reasonable in frequency, value and type;

2.    The person inviting the Access Persons to an event or providing the entertainment must attend the event, meal or other entertainment; and

3.    Altair or the Access Person pays for all travel expenses associated with the event.

Altair does not expect employees to receive gifts which require reporting to Compliance. However, you should consult with Compliance anytime you are offered a gift of substantial value (i.e., in excess of

$250).

It is your responsibility to track the annual cumulative values of any gifts you receive from others to ensure this cumulative value remains under $250 from each source for the year. Compliance will not do this for you.

10.08 - Corporate Opportunities
Access Persons must not take personal advantage of any opportunity of which the Access Person knew or should have known properly belongs to Clients or Altair.	The prohibition on not taking personal advantage of opportunities belonging to Altair or to Clients includes acquiring Securities for your own account (or in the account of an Access Person’s Immediate Family) that would otherwise be acquired by or for a Client.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary
10.09 - Undue Influence
Access Persons may not cause or attempt to cause any Client to purchase, sell or hold any Security in a manner intended to create any personal benefit to the Access Person.

If you learn that you or your Immediate Family may benefit from an investment decision for a Client which you are recommending or in which you are participating, you must bring this conflict to the immediate attention of Compliance, prior to making any such investment decision.

Altair’s business model minimizes the inherent risk of this potential conflict.

B.       Personal Trading Requirements

Policy/Practices	Employee Implementation Commentary
10.10 - Personal Securities Transactions

Access Persons and their Immediate Family must conduct their personal account Securities Transactions in a manner so as to avoid any actual or potential conflict of interest or any abuse of their position of trust.

The personal account policies and procedures contained in this Code are designed to reduce the possibility of any conflict or appearance of impropriety.

For ease of reference, refer to the Personal Securities Transactions Chart included as Appendix A.
10.11 - Restrictions

The following Securities Transactions by an Access Person or his or her Immediate Family are prohibited:

1.   Any transaction in a Security in anticipation or with knowledge of an order from or on behalf of a Client (i.e., front running).

2.   Any transaction of a Security included on the Restricted List, maintained and updated from time to time within the Online Compliance Tool, as to which one or more individuals at Altair, including Access Persons, may have material information which has not yet been publicly disclosed.

Follow these restrictions carefully, and consult them before placing any trade. As Altair does not require preclearance for most trades, it is your responsibility to understand whether you are able to execute a trade. Of course, you may confer with Compliance before placing a trade.

Altair’s inherent business model may result in Access Persons receiving material nonpublic information. It is critical that you consult the Restricted List before placing a trade in any Security, and avoid trading in Securities included on the Restricted List.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary

3.   Any Securities Transaction in an Initial Public Offering.

4.   Any short sale transaction or transaction where the Access Person or his or her Immediate Family is selling or promising to deliver Securities for which he, she or they (as the case may be) does not have present Beneficial Ownership.

5.   Trading in a manner which mimics or closely adheres to the trading activity of any third-party money manager used by Altair.

Contact Compliance if you need to sell a holding of a Security included on the Restricted List.

You are expected to not use information provided by third-party money managers used by Altair in connection with your personal trading activities.

Please see Compliance with questions related to this general expectation.

Third-party money managers used by Altair are required to adopt and implement a Code of Ethics and Personal Trading Policy, and should not share anticipated trading information with Altair personnel. Contact Compliance if any third-party money manager shares trading information with you ahead of the third-party money manager’s trades.

10.12 - Preclearance

Access Persons are not required to preclear trades, with the exception of Securities Transactions within Limited Offerings as described below.

Access Persons or their Immediate Family that desire to purchase or sell Limited Offerings, including private funds or investments in private companies, must receive written preclearance from Compliance via the Online Compliance Tool. After an Access Person has formally requested preclearance, the Access Person will receive notification through the Online Compliance Tool whether the requested Securities Transaction has been cleared.

No Access Person shall have authority to authorize his or her own preclearance requests or preclearance requests related to his or her Immediate Family.

A request for preclearance may be declined if Compliance determines that the Access Person may potentially benefit from, or that the Securities Transaction is in conflict with or appears to be in conflict with, a Securities Transaction or position of a Client.

Altair has determined its business model presents a sufficiently low risk to not require preclearance of most Security trades within personal investment accounts. However, Compliance retains the right to require preclearance of trades as it deems appropriate.

Preclearance of a trade is valid and in effect only for the time period allotted by Compliance (generally 30 days for Limited Offerings). If, after receiving preclearance for a trade, you become aware of facts or circumstances that would prevent the proposed Securities Transaction from being precleared by Compliance, you must advise Compliance and seek their direction prior to taking any action with respect to the proposed Securities Transaction.

The CCO will approve preclearance requests, and a member of Altair’s Board of Managers will approve a preclearance request of the CCO.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary
Preclearance of a trade grants the Access Person permission to trade and does not obligate the Access Person to trade.
10.13 - Exempt Transactions

Access Persons may engage in the following Securities Transactions without being subject to the Reporting Requirements (also, “Exempt Transactions”):

1.    Securities held in an account over which the Access Person (or members of his or her Immediate Family) has no direct or indirect influence or control. For example, Securities Transactions effected for an Access Person by a third-party money manager who has sole discretionary trading authority and where the Access Person is neither consulted nor advised of the trade before it is executed. Documentation evidencing such arrangements must be furnished to the CCO;

2.   Any open-end mutual funds registered in the U.S., except for any such funds managed or advised by Altair (“Altair Fund”);

3.   Money market instruments and bank certificates of deposits;

4.   Securities directly issued by the U.S. Government;

5.   Bankers’ acceptances;

6.   Commercial paper;

7.   High quality short-term debt instruments, including repurchase agreements; and

8.   Other Securities as from time to time may be designated in writing by the CCO on the grounds that the risk of abuse is minimal or nonexistent.

These Exempt Transactions are considered by Altair to represent low risk Securities Transactions. Therefore, you may freely invest in any such Exempt Transactions without the need to report either Securities Transactions or holdings of such Securities.

You should provide a copy of the discretionary agreement you sign with the third-party money manager to Compliance before you engage the third-party money manager to manage your personal investment account. If you engage the third-party manager on a discretionary basis via Altair’s master agreement, you must provide evidence that you have communicated in writing with the third-party manager that you are not to have any form of discretion over the account.

All activity within third-party manager accounts over which you have any authority to effect or impact trades do not qualify as an Exempt Transaction.

Compliance will periodically test the activity within your third-party managed accounts, and you may be required to provide a recent statement to Compliance upon request.

All third-party managed accounts are required to be reported within the Online Compliance Tool.

10.14 - Automatic Investment Plans
Purchasing Securities under an “Automatic Investment Plan” does not require preclearance or reporting of Securities Transactions on a quarterly basis. However, any holdings within accounts subject to an Automatic Investment Plan are required to be included within the Access Persons’ annual holdings reports.	The policy is intended to make it easier for employees to engage in Automatic Investment Plan activity, including automatic purchases of securities within Altair’s 401k plan.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary

An Automatic Investment Plan is a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Notwithstanding the foregoing, the initial Securities Transaction(s) following changes to an Automatic Investment Plan by an Access Person or his or her Immediate Family must be reported through the Online Compliance Tool.

Do not forget to report holdings annually of all securities purchased within an Automatic Investment Plan via the Online Compliance Tool, except for those securities outlined within Section 10.13 above.

C.       Reporting Requirements

Reports are required to be submitted via the Online Compliance Tool. See Compliance if you are not able to manually input your holdings, accounts or Securities Transactions directly into the Online Compliance Tool. Compliance will work with you to assist in arranging for an alternate reporting process for you, as appropriate.

Policy/Practices	Employee Implementation Commentary
10.15 - Limited Personal Brokerages

Unless approved by Compliance, employees are required to transfer their personal accounts to Charles Schwab (“Schwab”) in an effort to improve Altair’s compliance monitoring processes. As an additional option, Access Persons with non-Schwab accounts may elect to convert such non-Schwab accounts to discretionary accounts managed by a third-party adviser, thereby eliminating potential reporting and monitoring issues.

Access Persons maintaining their accounts at Schwab must authorize Schwab to electronically download their Securities holdings, Securities Transactions and accounts (including accounts over which they have Beneficial Ownership and accounts of their Immediate Family) periodically to Compliance, via the Online Compliance Tool.

You are required to hold your personal accounts at Schwab unless otherwise approved by Compliance.

Reporting requirements under this Code are intended to identify conflicts of interest that could arise and to promote compliance with this Code.

The reporting requirements of this Code apply to you and to members of your Immediate Family.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary

As described throughout this policy, any personal investment account which is not retained at Schwab will require the Access Person to manually input relevant holdings and account activity directly into the Online Compliance Tool along with attaching a copy of the scanned relevant statements into the Online Compliance Tool.

10.16 - Initial Holdings and Accounts Report

Any person who becomes an Access Person must submit, within 10 days of becoming an Access Person, an initial holdings and accounts report to Compliance listing all accounts and Securities in which the Access Person or their Immediate Family has a Beneficial Interest (other than Excepted Transactions based on information that is current as of a date not more than 45 days prior to the date such person became an Access Person. Such reports shall be submitted:

1.   Preferably, via a direct feed from Schwab through the Online Compliance Tool; or

2.   Alternatively, via inputting the necessary information directly into the Online Compliance Tool along with a scanned copy of the relevant statements into the Online Compliance Tool.

Access Persons are not required to report holdings within accounts which:

•     Maintain only holdings of Exempt Transactions as described within Section 10.13; and

•     Do not have the ability to invest in Securities other than Exempt Transactions described within Section 10.13 above.

Practically speaking, if you do not have an existing Schwab account, you will likely not be able to open a Schwab account before your start of employment. Therefore, you will need to manually input the required information for your initial holdings and accounts report (as well as attach a scanned copy of your statements) directly into the Online Compliance Tool.

This initial holdings and accounts report must contain: the name or title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP, the number of shares or the principal amount of each Security for which the Access Person or his or her Immediate Family has Beneficial Ownership, the name and address of any broker, dealer, bank, or other institution that maintained any account holding of any Securities for which Access Person or his or her Immediate Family have Beneficial Ownership, the account numbers and names of the persons for whom the accounts are held and a statement for account number verification.

Do not forget to report all holdings of the Altair Smaller Companies Fund.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary
10.17 - Quarterly Reporting Requirements

Access Persons must report all Securities Transactions executed within their and Immediate Family member accounts during the prior quarter, unless excepted by section 10.13 above, no later than 30 days after the end of each calendar quarter. All such reports must be made through the Online Compliance Tool via:

1.   A direct feed from the Access Person’s Schwab account; or

2.   Manual input by the Access Persons for those accounts not eligible to be maintained at Schwab, along with attaching a scanned copy of any relevant statements.

Access Persons are excused from submitting Quarterly Transaction Reports due to a lack of information to report, but must nevertheless affirm within the Online Compliance Tool that (a) all pertinent information regarding their personal trading for the past calendar quarter has been provided to Altair in the form of trade confirmations and account statements; or (b) they had no personal trades to report during the last calendar quarter.

Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the Securities Transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

All information in the quarterly Securities Transactions report must be current as of a date no more than 45 days before the report is submitted and indicate the date on which the report is submitted.

Quarterly Securities Transactions reports must include these details related to each Securities Transaction:

•    The date of the transaction;

•    The name or title and as applicable, the exchange ticker symbol, CUSIP, interest rate and maturity date;

•    The number of shares or principal amount;

•    The nature of the transaction (i.e., purchase or sale);

•    The price of the Security; and

•    The name of the broker, dealer, bank, or other institution with or through which the trade was effected.

If you are required to manually input your Securities Transactions, you will also be expected to attach a scanned version of your statement.

Do not forget to report transactions in the Altair Smaller Companies Fund.

10.18 - New Accounts

If an existing Access Person (or his or her Immediate Family) establishes a new personal trading account, the Access Person must report any such account to Compliance through the Online Compliance Tool by no later than 30 days following the end of the calendar quarter in which the account was established.

Any personal Securities trading account for an Access

Person (or their Immediate Family member(s) not opened with Schwab must be approved in advance by Compliance.

As a reminder, you and your Immediate Family members need to open all new personal Securities accounts through Schwab and link such accounts to the Online Compliance Tool.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary
10.19 - Annual Holdings and Accounts Report

Access Persons must affirm annual holdings and accounts via the Online Compliance Tool, listing all Securities accounts and Securities in which the Access Person or his or her Immediate Family has a Beneficial Interest. The Access Person must:

•     Review and affirm holdings and accounts for accounts included within the Online Compliance Tool, either via a direct feed from Schwab or as previously manually input by the Access Persons; or

•     Manually input and affirm holdings and accounts not already included within the Online Compliance Tool, along with attaching a scanned copy of any relevant statements.

The information in the annual holdings report must be current as of a date no more than 45 days before the report is submitted. The completed report shall be submitted to Compliance promptly following the end of the calendar year, but in any event no later than February 14 of each year.

Access Persons are not required to report holdings within accounts which:

•     Maintain only holdings of Exempt Transactions as described within Section 10.13; and

•     Do not have the ability to invest in Securities other than Exempt Transactions described within Section 10.13 above.

The annual holdings report must contain:

•     The name or title and type of Security, and as applicable, the ticker symbol or CUSIP, the number or shares or principal amount of each Security for which the Access Person or his or her Immediate Family has Beneficial Ownership;

•     The name and address of any broker, dealer, bank, or other institution that maintained any account holding any Securities for which the Access Person or his or her Immediate Family had Beneficial Ownership, as well as the account numbers and names of the persons for whom the accounts are held and the date when each account was established; and

•     The date that the report is submitted.

If you are required to manually input your holdings, you will also be expected to attach a scanned version of your statement.

Do not forget to report all holdings of the Altair Smaller Companies Fund.

10.20 - Review of Reports
Compliance will review all reports and personal Securities holdings and Securities Transactions submitted by Access Persons. No Access Person shall be responsible for reviewing and reconciling his or her own personal account trading activity.	A member of Altair’s Board of Managers will review the CCO’s reports.

D.       Administration

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary
10.21 - Investigating Violations of the Code
Compliance is responsible for investigating any suspected violation of the Code and shall report the results of any investigation to Altair’s CCO, Compliance Committee and Board of Managers.	You must cooperate with any review or investigation by Compliance into actual or potential violations of this Code.
10.22 - Remedies

A.       Sanctions

If the Board of Managers determines that an Access Person has committed a violation of the Code following a report of Compliance, the Board of Managers may impose sanctions and take other actions as deemed necessary and/or appropriate.

Any Access Person to which a violation of the Code relates must recuse himself or herself from any discussion or decision with respect to the handling and/or imposition of sanctions regarding such violation.

B.       Sole Authority

The Board of Managers has sole authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to the Code.

Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in further sanctions.

You should take your responsibilities outlined within this Code seriously, as Altair takes violations of the Code seriously.

Sanctions or actions the Board of Managers may impose include:

•     Issuing a letter of caution or warning, suspending personal trading rights, suspending employment (with or without compensation);

•     Civil referral to the Securities and Exchange Commission,

•     Criminal referral;

•     Terminating (for cause) employment; and

•     Reversing any trade(s) made in violation of the Code and forfeiting any profit or absorbing any loss derived therefrom, with the amount of any profit forwarded to Altair who will in turn forward the funds to a charitable organization from Altair’s list of approved, non-political charities.

10.23 - Exceptions to the Code
The CCO may grant exceptions to the requirements of the Code on a case-by-case basis if granting an exception is consistent with applicable law and the CCO finds that the proposed conduct presents negligible opportunity for abuse. All such exceptions must be in writing, and will be subsequently reported to the Compliance Committee.	See Compliance if you need to request an exception to the Code’s requirements. Compliance will consider such requests on a case-by-case basis.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

Policy/Practices	Employee Implementation Commentary
10.24 - Compliance Certification

All Access Persons and newly-hired Access Persons shall certify via the Online Compliance Tool that they have received, read and understood the Code by providing a certification of compliance with the Code via the Online Compliance Tool. In addition, on an annual basis, all Access Persons will be required to re- certify (via the Online Compliance Tool) that they have read and understood the Code, complied with the requirements of the Code, and reported all Securities Transactions to the extent required by the Code.

All certifications are managed through the Online Compliance Tool.
10.25 - Duty to Report Violations

A.       Reporting Violations

All Access Persons are required to promptly report, orally or in writing, to Compliance, information by which they believe or reasonably suspect that a violation of this Code has been or is likely to be committed. This includes an Access Person reporting his or her own violations or potential violations of this Code.

B.       Confidentiality and Non-Retaliation

Any such reports will be treated confidentially (to the extent permitted by applicable law) and investigated promptly and appropriately. Further, retaliation in any form by an Access Person against another Access Person for reporting a potential violation in good faith is strictly prohibited and will, at a minimum, be deemed a violation of this Code.

You are encouraged to seek advice from Compliance with respect to any action or transaction which may violate this Code.

You should refrain from any action or transaction which might lead to the appearance of impropriety or a violation of this Code.

Please also refer to the Employee Handbook for additional information regarding Altair’s approach to protecting employees who, in good faith, report violations or suspected violations.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: June 2018

10.26 - Definitions

"Approved Company" means a company whose securities are held by a Client.

"Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Questions as to whether an Access Person has a Beneficial Interest in a Security will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Immediate Family”  includes any of the following persons of an Access Person who reside in the same household as the Access Person: child, stepchild, grandchild, spouse, sibling, parent, stepparent, grandparent, mother-in-law, father-in-law, daughter-in-law, son-in-law, sister-in-law, and brother-in-law. Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which Compliance determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Initial Public Offering” is an offering of securities registered under the Securities Act of 1933, as amended by an issuer who immediately before the registration of such securities was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended pursuant to section 4(2) or section 4(5) or pursuant to Rule 504, 505 or 506 of Regulation D under the Act.

“Online Compliance Tool” means Schwab Compliance Technology or any other online compliance platform or software program used by Compliance to facilitate monitoring of Altair’s compliance program, including reporting required under this Code.

“Restricted List” means the list of Securities on which one or more individuals at Altair, including Access Persons, may have material information which has not yet been publicly disclosed.

"Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. Though the definition of "security" under applicable law generally does not include futures, options on futures, or commodities, such instruments are nevertheless included within the definition of Securities for purposes of this Code.

"Securities Transaction" means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Appendix A - Trading Guidelines

Instrument (Type of Security) or Type of Transaction	Code Reference	Eligibility Are you able to trade?	Preclearance Do you need to preclear the trade?	Reporting Requirements Do you need to report these transactions?
Funds
Open-end mutual funds that are not Altair Funds (including Altair Smaller Companies Funds)	10.13	Yes	No	No
Altair Funds (including Altair Smaller Companies Fund)	10.13	Yes	No	Yes
Exchange-traded funds	10.10	Yes	No	Yes
Closed-end funds	10.10	Yes	No	Yes
Private funds (including hedge funds)	10.12	Yes	Yes	Yes
Individual Investment Instruments
Stocks – Long	10.10	Yes*	No	Yes
Short Sales (of any investment instrument)	10.11	No	n/a	n/a
Bonds	10.10	Yes*	No	Yes
Futures	10.10	Yes	No	Yes
Options	10.10	Yes*	No	Yes
Commodities	10.10	Yes	No	Yes
Initial Public Offerings	10.11	No	n/a	n/a
Limited offerings (including investments in private companies)	10.12	Yes	Yes	Yes
Money market instruments and bank certificates of deposit	10.13	Yes	No	No
Securities directly issued by the U.S. government	10.13	Yes	No	No
Bankers' acceptances	10.13	Yes	No	No
High quality short-term debt instruments, including repurchase agreements	10.13	Yes	No	No
Commercial paper	10.13	Yes	No	No
Other
Securities held in an account with no direct or indirect influence or control	10.13	Yes	No	No
Securities included on the Restricted List included on the Online Compliance Tool	10.11	No	n/a	n/a
Corporate reorganizations or distributions applicable to all holders of the same class of Securities, including stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations and spin-offs	10.10	Yes	No	Yes, if the type of instrument is required to be reported under the Code

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Appendix A - Trading Guidelines

Instrument (Type of Security) or Type of Transaction	Code Reference	Eligibility Are you able to trade?	Preclearance Do you need to preclear the trade?	Reporting Requirements Do you need to report these transactions?
Automatic Investment Plans	10.14	Yes	No	No
Changes to Automatic Investment Plans	10.14	Yes	No	Yes – only initial transactions following change
Acquiring securities issued to the holders of a class of Securities pro rata	10.10	Yes	No	Yes, if the type of instrument is required to be reported

*	Confirm the issuing company is not included on the Restricted List maintained within the Online Compliance Tool. All securities included on the Restricted List are not eligible to be traded. Please see Compliance with questions.

Confidential

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